Exhibit 99.1

                                  NEWS RELEASE
                 Provident Financial Services, Inc. (NYSE: PFS)

Contact:

Kenneth J. Wagner
Senior Vice President
Investor Relations
Provident Financial Services, Inc.
830 Bergen Avenue
Jersey City, NJ  07306
201-915-5344

FOR IMMEDIATE RELEASE: July 14, 2004
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           PROVIDENT FINANCIAL SERVICES, INC. COMPLETES ACQUISITION OF
                          FIRST SENTINEL BANCORP, INC.

JERSEY CITY, N.J.--Provident Financial Services, Inc. (NYSE:PFS) ("Provident" or the "Company") announced today that its acquisition of First Sentinel Bancorp, Inc. ("First Sentinel") was completed as of the close of business on July 14, 2004. In accordance with the Agreement and Plan of Merger dated December 19,
2003, First Sentinel merged with and into Provident, and First Sentinel's subsidiary, First Savings Bank, merged with and into The Provident Bank (the "Bank").

The combined company has assets of approximately $6.4 billion and a network of 76 branches serving customers in ten counties in northern and central New Jersey. Provident will issue approximately 18.5 million shares of its common stock and pay cash of approximately $251.9 million to First Sentinel's stockholders in the transaction.

In commenting on the merger, Paul M. Pantozzi, Provident's Chairman and CEO, said "This combination creates a solid and vibrant franchise that will benefit our stockholders, customers and employees. It greatly enhances our ability to serve the needs of businesses and individuals in the growing markets of central New Jersey. I am pleased to welcome aboard Christopher Martin as the new President of both the Company and the Bank, as well as John P. Mulkerin and Jeffries Shein as Directors of the Company and Bank Boards. I also welcome those dedicated employees of First Savings Bank who have continued to serve their customers so well and provided a foundation for us to build upon."

Christopher Martin added, "As we join together with Provident, we combine to create one of the best franchises in New Jersey. Our pursuit of enhancing long-term stockholder value through continued improvement in earnings growth and operating efficiencies is a challenge we look forward to."

Provident was advised by the investment banking firm of Lehman Brothers, Inc. and the law firm of Luse Gorman Pomerenck & Schick. P.C. First Sentinel was advised by the investment banking firm of Sandler O'Neill & Partners, LP and the law firm of Thacher Proffitt & Wood LLP.

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they include words like "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Provident Financial Services, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.
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